Exhibit 10.19

PSIVIDA CORP.

2016 LONG TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

COVER SHEET

pSivida Corp., a Delaware corporation (the “Company”), hereby grants an Award of performance-based Restricted Stock Units to the Participant named below (the “PSUs”). Each PSU represents the right to receive one share of common stock of the Company, par value $0.001 per share (the “Common Stock”), subject to the terms and conditions set forth on this Cover Sheet and in the attached Performance-Based Restricted Stock Unit Agreement (together, the “Agreement”), as well as in the Company’s 2016 Long Term Incentive Plan (as amended from time to time, the “Plan”).

Participant Name:

Grant Date:

Number of Shares of Common Stock Underlying the PSUs:

Vesting Schedule: The PSUs are eligible to become earned and vested as set forth below in this Agreement.

By the Participant’s signature below, the Participant agrees to all of the terms and conditions described in the Agreement and in the Plan, a copy of which shall be provided on request. The Participant further acknowledges that the Participant has carefully reviewed the Plan, and agrees that the Plan shall control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Participant:		Date:
[Name]

Company:		Date:
[Name]
[Title]

Attachment

This is not a share certificate or a negotiable instrument.

PSIVIDA CORP.

2016 LONG TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

Performance-Based Restricted Stock Units	This Agreement evidences an Award of PSUs in the number set forth on the Cover Sheet of this Agreement and subject to the vesting and other terms and conditions set forth in this Agreement and in the Plan.

Vesting

One-third (1/3) of the PSUs (the “Acceptance PSUs”) shall become earned if the United States Food and Drug Administration (the “FDA”) accepts the new drug application (“NDA”) for Durasert 3-year treatment for posterior segment uveitis on or before March 31, 2018. If the Acceptance PSUs become earned as set forth in the preceding sentence, then fifty percent (50%) of the Acceptance PSUs shall vest on the date of such FDA acceptance (the “NDA Acceptance Date”), subject to the Participant’s continued Employment through such date, and the remaining fifty percent (50%) of the Acceptance PSUs shall vest on the first anniversary of the NDA Acceptance Date, subject to the Participant’s continued Employment through such date. If the Acceptance PSUs do not become earned on or before March 31, 2018, then the Participant shall immediately and automatically forfeit to the Company all of the Acceptance PSUs.

Two-thirds (2/3) of the PSUs (the “Approval PSUs”) shall become earned if the FDA approves the NDA for Durasert 3-year treatment for posterior segment uveitis on or before March 31, 2019. If the Approval PSUs become earned as set forth in the preceding sentence, then fifty percent (50%) of the Approval PSUs shall vest on the date of such FDA approval (the “NDA Approval Date”), subject to the Participant’s continued Employment through such date, and the remaining fifty percent (50%) of the Approval PSUs shall vest on the first anniversary of the NDA Approval Date, subject to the Participant’s continued Employment through such date. If the Approval PSUs do not become earned on or before March 31, 2019, then the Participant shall immediately and automatically forfeit to the Company all of the Approval PSUs.

The Participant may not vest in more than the number of shares of Common Stock underlying the PSUs, as set forth on the Cover Sheet of this Agreement.

Termination of Employment	The Participant shall immediately and automatically forfeit to the Company all of the unvested PSUs in the event the Participant’s Employment terminates for any reason.

Covered Transaction	In the event of a Covered Transaction, the PSUs shall be treated in the manner so provided in Section 7 of the Plan.

Leaves of Absence	For purposes of the PSUs, the Participant’s Employment does not terminate when the Participant goes on a bona fide employee leave of absence that the Company approves in writing if the terms of the leave provided for continued service crediting or when continued service crediting is required by applicable law or contract. The Participant’s Employment terminates in any event when the approved leave ends unless the Participant immediately returns to active employment. The Company, in its sole discretion, determines which leave counts for this purpose and when the Participant Employment terminates for all purposes under the Plan.

Dividend Equivalents	Should any cash dividend or other cash distribution be declared and paid with respect to the shares of Common Stock during the period between the Grant Date and the date or dates on which the PSUs are delivered as shares of Common Stock, the Company shall credit to a dividend equivalent bookkeeping account the value of such dividends or distributions that would have been paid if the outstanding PSUs at the time of the declaration of the dividend were outstanding shares of Common Stock. At the same time that the corresponding PSUs are converted to shares of Common Stock and delivered to the Participant, the Company shall pay to the Participant a lump sum cash payment equal to the value of the dividends credited to the dividend equivalent bookkeeping account that correspond to such PSUs that have become vested; provided, however, that any dividend equivalents that were credited to the Participant’s dividend equivalent bookkeeping account that are attributable to PSUs that have been forfeited shall be forfeited and not be payable to the Participant. No interest shall accrue on any dividend equivalents credited to the Participant’s dividend equivalent bookkeeping account.

Evidence of Issuance	The issuance of shares of Common Stock with respect to the PSUs shall be evidenced in such a manner as the Administrator, in its discretion, deems appropriate, including, without limitation, book-entry registration or delivery of stock certificates.

Delivery	Delivery of the shares of Common Stock underlying the Participant’s vested PSUs shall be made as soon as practicable (but in no event later than thirty (30) days) following the applicable vesting date.

Withholding	In the event that the Company determines that it is required to withhold foreign, federal, state or local tax as a result of the vesting of PSUs, the delivery of the shares of Common Stock underlying the PSUs or the payment of dividend equivalents pursuant to this Agreement, the Participant, as a condition to such vesting, delivery of shares of Common Stock or payment of dividend equivalents, as applicable, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements. Satisfactory arrangements shall include share withholding and/or delivery of previously owned shares of Common Stock in an amount equal to the applicable withholding or other taxes due; provided; however, that no shares of Common Stock shall be withheld with a value in excess of the maximum statutory rates for the applicable jurisdictions or such greater amount as would not result in adverse accounting consequences to the Company under FASB ASC Topic 718 (or any successor provision)). Notwithstanding the foregoing, the Company may, in its sole discretion, elect to satisfy all applicable withholding requirements by share withholding without the Participant’s consent.

Transferability	The PSUs may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred or encumbered by the Participant in any manner, except by will or by the laws of descent and distribution. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the PSUs, or levy of attachment or similar process upon the PSUs not specifically permitted herein, shall be null and void and without effect.

Retention Rights	This Agreement and the PSUs evidenced by this Agreement do not give the Participant the right to be retained by the Company or any Affiliate in any capacity. Unless otherwise specified in any employment or other written agreement between the Participant and the Company or any Affiliate, including the Employment Agreement, the Company and any Affiliate reserve the right to terminate the Participant’s Employment at any time and for any reason.

Shareholder Rights	Neither the Participant nor the Participant’s estate or heirs have any rights as a shareholder of the Company until the shares of Common Stock have been delivered and either a certificate evidencing the shares of Common Stock has been issued or an appropriate entry has been made on the Company’s books. No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before a certificate is issued or the appropriate book entry is made, except as set forth above or as described in the Plan.

Recovery of Compensation	Notwithstanding anything to the contrary in this Agreement, the Participant acknowledges and agrees that the Administrator shall have the right to cause the Participant to forfeit and disgorge to the Company the PSUs (whether or not vested) and any shares of Common Stock acquired by, or dividend equivalents paid to the Participant pursuant to the PSUs, with interest and other related earnings, as the Administrator in its discretion shall determine, (A) if the Participant violates (i) a non-competition, non-solicitation, confidentiality or other restrictive covenant by which the Participant is bound, or (ii) any Company policy applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan, and (B) to the extent required by law or applicable stock exchange listing rules, including, without limitation, Section 10D of the Exchange Act and any related Company policy. The Participant agrees to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement required hereunder. Neither the Administrator nor the Company nor any other person, other than the Participant and the Participant’s permitted transferees, if any, shall be responsible for any adverse tax or other consequences to the Participant or the Participant’s permitted transferees, if any, that may arise in connection with this paragraph.

Applicable Law	The validity and construction of this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive laws of any other jurisdiction.

The Plan

The text of the Plan is incorporated into this Agreement.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan, unless otherwise referenced as being defined in the Employment Agreement.

This Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding the PSUs. Any prior agreements, commitments, or negotiations concerning the PSUs are superseded; except that the Employment Agreement and any other written confidentiality, non-competition, non-solicitation, and/or severance agreement, or any other written agreement between the Participant and the Company or any Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Data Privacy

To facilitate the administration of the Plan, the Company may process personal data about the Participant. This data includes, without limitation, information provided in this Agreement and any changes to such information, other appropriate personal and financial data about the Participant, including the Participant’s contact information, payroll information and any other information that the Company deems appropriate to facilitate the administration of the Plan.

By accepting the PSUs, the Participant gives explicit consent to the Company to process any such personal data.

Code Section 409A	The grant of the PSUs under this Agreement is intended to comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, the Company is not making any representation hereunder as to the particular tax treatment of the PSUs.

To the extent that the PSUs constitute “deferred compensation” under Section 409A, a termination of Employment occurs only upon an event that would be a “separation from service” within the meaning of Section 409A. If, at the time of the Participant’s separation from service, (i) the Participant is a “specified employee” within the meaning of Section 409A, and (ii) the Company makes a good faith determination that an amount payable on account of the Participant’s separation from service constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it in a lump sum on the first business day after the Delay Period (or upon the Participant’s death, if earlier), without interest. Each installment of PSUs that vest under this Agreement (if there is more than one installment) shall be considered one of a series of separate payments for purposes of Section 409A.

Disclaimer of Rights	The grant of PSUs under this Agreement shall in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to the Participant. The Participant shall have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company. PSUs represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.

Notice Delivery	By accepting the PSUs, the Participant agrees that notices may be given to the Participant in writing either at the Participant’s home or mailing address as shown in the records of the Company or any Affiliate or by electronic transmission (including e-mail or reference to a website or other URL) sent to the Participant through the normal process employed by the Company or any Affiliate, as applicable, for communicating electronically with its employees.

By signing this Agreement, the Participant agrees to all of the terms and conditions described above and in the Plan.